AMERICAN FUNDS PORTFOLIO SERIES

AMENDED AND RESTATED

INVESTMENT ADVISORY AND SERVICE AGREEMENT

THIS amended and restated investment advisory and service AGREEMENT, dated and effective as of the 1st day of February, 2016, is made and entered into by and between AMERICAN FUNDS PORTFOLIO SERIES (the “Trust”), a Delaware statutory trust, and CAPITAL RESEARCH AND MANAGEMENT COMPANY, a Delaware corporation (the “Investment Adviser”).

W I T N E S S E T H

The Trust is an open-end diversified investment company of the management type, registered under the Investment Company Act of 1940, as amended (the “1940 Act”), consisting of a series of funds set forth on Exhibit A (each a “Fund” and collectively the “Funds”) and may offer additional series of funds in the future. The Investment Adviser is registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Trust and to other investment companies.

NOW, THEREFORE, in consideration of the promises and the mutual undertakings of the parties, it is covenanted and agreed as follows:

1. The Trust hereby employs the Investment Adviser to provide investment advisory and administrative services to the Trust. The Investment Adviser hereby accepts such employment and agrees to render the services to the extent herein set forth, for the compensation herein provided. The Investment Adviser shall, for all purposes herein, be deemed an independent contractor and not an agent of the Trust or the Funds.

2. (a) The Investment Adviser will provide general management services to the Funds of the Trust, including setting the Funds’ overall investment strategies and managing each Funds’ assets, including making determinations with respect to (i) the investment of the Fund’s assets, (ii) the purchase and sale of portfolio securities and (iii) taking any steps that may be necessary to implement and investment decision, giving due consideration to the policies of the Trust as expressed in the Trust’s agreement and declaration of trust, by-laws, registration statement under the 1940 Act and registration statement under the Securities Act of 1933, as amended (the “1933 Act”), as well as to the factors affecting the Funds’ status as regulated investment companies under the Internal Revenue Code of 1986, as amended.

(b) The Investment Adviser may delegate its investment management responsibilities under paragraph 2(a), or a portion thereof, to one or more entities that are direct or indirect subsidiaries of the Investment Adviser or at least majority owned subsidiaries of The Capital Group Companies, Inc. and registered as investment advisers under the Investment Advisers Act of 1940 (each a “Subsidiary”), pursuant to an agreement between the Investment Adviser and the Subsidiary (the “Subsidiary Agreement”). Any

Subsidiary to which the Investment Adviser proposes to delegate its investment management responsibilities must be approved by the Trust’s Board of Trustees, including a majority of the Trustees who are not parties to this Agreement nor interested persons of any such party (“Independent Trustees”).

(c) The Investment Adviser will, subject to review and approval of the Board of Trustees of the Trust: (i) evaluate, select and recommend Subsidiaries to manage all or a part of the Funds’ assets; (ii) when appropriate, allocate and reallocate the Funds’ assets among multiple Subsidiaries; (iii) monitor and evaluate the performance of Subsidiaries; and (iv) implement procedures reasonably designed to ensure that the Subsidiaries comply with the Funds’ investment objective, policies and restrictions. The Investment Adviser shall be solely responsible for paying the fees of any Subsidiary.

(d) Any Subsidiary Agreement may provide that the Subsidiary, subject to the control and supervision of the Trust’s Board of Trustees and the Investment Adviser, shall have full investment discretion for the Funds and shall make all determinations with respect to (i) the investment of the Funds’ assets assigned to the Subsidiary; (ii) the purchase and sale of portfolio securities with those assets, and (iii) any steps that may be necessary to implement an investment decision. Any delegation of duties pursuant to this paragraph shall comply with all applicable provisions of Section 15 of the 1940 Act, except to the extent permitted by any exemptive order of the Securities and Exchange Commission (“SEC”), or similar relief. The Investment Adviser will periodically evaluate the continued advisability of retaining any Subsidiary and will make recommendations to the Trust’s Board of Trustees as needed.

(e) The Investment Adviser shall furnish the services of persons to perform the executive, administrative, clerical, and bookkeeping functions of the Trust and each Fund, including the daily determination of net asset value per share. The Investment Adviser shall pay the compensation and travel expenses of all such persons, and they shall serve without any additional compensation from the Trust and each Fund. The Investment Adviser shall also, at its expense, provide the Trust and each Fund with necessary office space (which may be in the offices of the Investment Adviser); all necessary office equipment and utilities; and general purpose forms, supplies, and postage used at the offices of the Trust and each Fund.

(f) The Investment Adviser shall maintain all books and records with respect to the Trusts’ investment management activities that are required to be maintained pursuant to the 1940 Act and the rules thereunder, as well as any other applicable legal requirements. The Investment Adviser acknowledges and agrees that all such records are the property of the Funds, and it shall maintain and preserve such records in accordance with applicable law and provide such records promptly to the Funds upon request.

(g) The Investment Adviser shall prepare and submit to the Funds all data on the performance of its duties as investment adviser for required filings with governmental agencies or for the preparation of reports to the Board of Trustees or the shareholders of the Funds.

(h) The Investment Adviser shall furnish from time to time such other appropriate information as may be reasonably requested by the Trust.

3. The Trust and each of the Funds shall pay all its expenses not assumed by the Investment Adviser as provided herein. Such expenses shall include, but shall not be limited to, expenses incurred in connection with the organization of the Trust, its qualification to do business in the State of California, and its registration as an investment company under the 1940 Act; custodian, stock transfer and dividend disbursing fees and expenses; service and distribution expenses pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act; expenses incurred for shareholder servicing, recordkeeping, transactional services, tax and informational returns and fund and shareholder communications; costs of designing and of printing and mailing to its shareholders reports, prospectuses, proxy statements, and notices to its shareholders; taxes; expenses of the issuance, sale, redemption, or repurchase of shares of each Fund (including registration and qualification expenses); legal and auditing fees and expenses; compensation, fees, and expenses paid to Independent Trustees; association dues; and costs of any share certificates, stationery and forms prepared exclusively for the Trust or the Funds.

4. The Investment Adviser acknowledges that it receives compensation in its role as investment adviser to the underlying funds in which the Funds are invested and accordingly, the Investment Adviser agrees that its provision of the services under this Agreement shall not be subject to any additional compensation.

5. This Agreement may be terminated at any time, without payment of any penalty, by the Trustees of the Trust or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Funds, on sixty (60) days’ written notice to the Investment Adviser, or by the Investment Adviser on like notice to the Trust. Unless sooner terminated in accordance with this provision, this Agreement shall continue until January 31, 2017. It may thereafter be renewed from year to year by mutual consent, provided that such renewal shall be specifically approved at least annually by the Board of Trustees of the Trust, or by vote of a majority (within the meaning of the 1940 Act) of the outstanding voting securities of the Funds. In either event, any such renewal must be approved by a majority of the Independent Trustees at a meeting called for the purpose of voting on such approval. The effective and termination dates of this Agreement with respect to the Funds are set forth on Exhibit A.

6. This Agreement shall not be assignable by either party hereto, and in the event of assignment (within the meaning of the 1940 Act) by the Investment Adviser shall automatically be terminated forthwith.

7. Nothing contained in this Agreement shall be construed to prohibit the Investment Adviser from performing investment advisory, management, or distribution services for other investment companies and other persons or companies, nor to prohibit affiliates of the Investment Adviser from engaging in such businesses or in other related or unrelated businesses.

8. The Investment Adviser shall not be liable to the Trust, the Funds or the Funds’ shareholders for any error of judgment, for any mistake of law, for any loss arising out of any investment or for any act, or omission not involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder.

9. The obligations of the Trust and the Funds under this Agreement are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust and the Funds individually, but bind only the Trust’s and each Fund’s estate. The Investment Adviser agrees to look solely to the assets of the Trust and each Fund for the satisfaction of any liability in respect of the Trust and the Funds under this Agreement and will not seek recourse against such Trustees, officers, employees, agents or shareholders, or any of them, or any of their personal assets for such satisfaction.

10. The Trust acknowledges and agrees that the names, “American Funds” and “Capital” or any derivatives thereof or logo associated with those names are the valuable property of the Investment Adviser and its affiliates, and that the Trust shall have the right to use such names (or derivatives or logos) only so long as this Agreement shall continue in effect. Upon termination of this Agreement the Trust shall forthwith cease to use such names (or derivatives or logos).

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

CAPITAL RESEARCH AND	AMERICAN FUNDS
MANAGEMENT COMPANY	PORTFOLIO SERIES

By/s. Michael J. Downer	By/s/ Steven I. Koszalka
Michael J. Downer	Steven I. Koszalka
Vice President and	Secretary
Secretary

EXHIBIT A

to the

Amended and Restated Investment Advisory and Service Agreement

Fund	Effective Date	Termination Date
American Funds Tax-Exempt Preservation Portfolio	February 1, 2016	January 31, 2017
American Funds Preservation Portfolio	February 1, 2016	January 31, 2017
American Funds Tax-Advantaged Income Portfolio	February 1, 2016	January 31, 2017
American Funds Income Portfolio	February 1, 2016	January 31, 2017
American Funds Balanced Portfolio	February 1, 2016	January 31, 2017
American Funds Growth and Income Portfolio	February 1, 2016	January 31, 2017
American Funds Growth Portfolio	February 1, 2016	January 31, 2017
American Funds Global Growth Portfolio	February 1, 2016	January 31, 2017